EXHIBIT 99.1
ENTERPRISE FINANCIAL REPORTS THIRD QUARTER 2023 RESULTS

Third Quarter Results
•Net income of $44.7 million, $1.17 per diluted common share
•Net interest margin of 4.33%, quarterly decrease of 16 basis points
•Net interest income of $141.6 million, quarterly increase of $0.9 million
•Total loans of $10.6 billion, quarterly increase of $104.2 million
•Total deposits of $11.9 billion, quarterly increase of $290.0 million
•    Tangible common equity to tangible assets1 of 8.51%

St. Louis, Mo. October 23, 2023 – Jim Lally, President and Chief Executive Officer of Enterprise Financial Services Corp (Nasdaq: EFSC) (the “Company” or “EFSC”), said today upon the release of EFSC’s third quarter earnings, “We had strong third quarter operating results with earnings per share of $1.17, a net interest margin of 4.33%, and a return on average assets of 1.26%. In a challenging environment, we continued to expand net interest income while strengthening liquidity and increasing our customer base. In line with our expectations, loan growth moderated this quarter, and we successfully increased customer deposits and reduced wholesale funding. The strength of our balance sheet and operating revenue has us well-positioned to continue delivering long-term shareholder value.”

Highlights

•Earnings - Net income in the third quarter 2023 was $44.7 million, a decrease of $4.5 million, compared to the linked quarter and a decrease of $5.5 million from the prior year quarter. Earnings per share (“EPS”) was $1.17 per diluted common share for the third quarter 2023, compared to $1.29 and $1.32 per diluted common share for the linked and prior year quarters, respectively.

•Pre-provision net revenue2 (“PPNR”) - PPNR of $65.1 million in the third quarter 2023 decreased $3.8 million from the linked quarter and increased $0.2 million from the prior year quarter.

•Net interest income and net interest margin (“NIM”) - Net interest income of $141.6 million for the third quarter 2023 increased $0.9 million and $17.3 million from the linked and prior year quarters, respectively. NIM was 4.33% for the third quarter 2023, compared to 4.49% and 4.10% for the linked and prior year quarters, respectively. Net interest income has benefited from higher average loan and investment balances combined with expanding yields on earning assets. NIM decreased 16 basis points from the linked quarter, primarily due to the increase in deposit interest expense and increased 23 basis points from the prior year quarter primarily due to an increase in earning asset yields.

•Noninterest income - Noninterest income of $12.1 million for the third quarter 2023 decreased $2.2 million and increased $2.6 million from the linked and prior year quarters, respectively. The decline from the linked quarter was primarily due to a decrease in tax credit and community development income,
1 Tangible common equity to tangible assets is a non-GAAP measure. Refer to discussion and reconciliation of this measure in the accompanying financial tables.
2 Pre-provision net revenue is a non-GAAP measure. Refer to discussion and reconciliation of this measure in the accompanying financial tables.

partially offset by a gain on the sale of SBA loans. The increase from the prior year quarter was primarily due to the gain on sale of SBA loans.

•Noninterest expense - Noninterest expense of $88.6 million for the third quarter 2023 increased $2.7 million and $19.8 million from the linked and prior year quarters, respectively. The increase from both the linked and prior year quarters was primarily due to an increase in variable deposit costs and employee compensation.

•Loans - Loans totaled $10.6 billion at September 30, 2023, an increase of $104.2 million, or 3.9% on an annualized basis, from the linked quarter and an increase of $1.3 billion, or 13.5%, from the prior year period. Average loans totaled $10.5 billion for the quarter ended September 30, 2023, compared to $10.3 billion and $9.2 billion for the linked and prior year quarters, respectively.

•Asset quality - The allowance for credit losses to total loans was 1.34% at both September 30, 2023 and June 30, 2023 and 1.50% at September 30, 2022. The ratio of nonperforming assets to total assets was 0.40% at September 30, 2023, compared to 0.12% and 0.14% at June 30, 2023 and September 30, 2022, respectively. The provision for credit losses of $8.0 million recorded in the third quarter 2023 was primarily related to net charge-offs of $6.9 million and the increase in nonperforming assets.

•Deposits - Total deposits increased $290.0 million from the linked quarter to $11.9 billion as of September 30, 2023. Average deposits totaled $11.9 billion for the quarter ended September 30, 2023, compared to $11.4 billion and $11.2 billion for the linked and prior year quarters, respectively. At September 30, 2023, noninterest-bearing deposit accounts totaled $3.9 billion, or 32.3% of total deposits, and the loan to deposit ratio was 89.1%.

•Liquidity - The Company’s total available on- and off-balance-sheet liquidity was approximately $4.7 billion at September 30, 2023. On-balance-sheet liquidity consisted of cash of $370.7 million and $790.9 million in unpledged investment securities at September 30, 2023. Off-balance-sheet liquidity consisted of $945.1 million available through the Federal Home Loan Bank, $2.5 billion available through the Federal Reserve and $120.0 million through correspondent bank lines. The Company also has an unused $25.0 million revolving line of credit and maintains a shelf registration allowing for the issuance of various forms of equity and debt securities.

•Capital - Total shareholders’ equity was $1.6 billion and the tangible common equity to tangible assets ratio3 was 8.51% at September 30, 2023, compared to 8.65% at June 30, 2023. The tangible common equity to tangible assets ratio, adjusted for unrealized losses on held-to-maturity securities,3 was 7.91% at September 30, 2023 and 8.25% at June 30, 2023. Enterprise Bank & Trust remains “well-capitalized,” with a common equity tier 1 ratio of 12.1% and a total risk-based capital ratio of 13.1% as of September 30, 2023. The Company’s common equity tier 1 ratio and total risk-based capital ratio were 11.2% and 14.1%, respectively, at September 30, 2023.

The Company’s Board of Directors approved a quarterly dividend of $0.25 per common share, payable on December 29, 2023 to shareholders of record as of December 15, 2023. The board of directors also declared a cash dividend of $12.50 per share of Series A Preferred Stock (or $0.3125 per depositary share) representing a 5% per annum rate for the period commencing (and including) September 15, 2023 to (but excluding) December 15, 2023. The dividend will be payable on December 15, 2023 to holders of record of Series A Preferred Stock as of November 30, 2023.

3 Tangible common equity to tangible assets ratio and the tangible common equity to tangible assets ratio adjusted for unrealized losses on held-to-maturity securities are non-GAAP measures. Refer to discussion and reconciliation of these measures in the accompanying financial tables.

Net Interest Income and NIM
Average Balance Sheets
The following table presents, for the periods indicated, certain information related to our average interest-earning assets and interest-bearing liabilities, as well as the corresponding average interest rates earned and paid, all on a tax-equivalent basis.

	Quarter ended
	September 30, 2023			June 30, 2023			September 30, 2022
($ in thousands)	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Assets
Interest-earning assets:
Loans[1,2]	$10,521,966	$180,382	6.80%	$10,284,873	$170,314	6.64%	$9,230,738	$118,642	5.10%
Securities[2]	2,302,850	18,076	3.11	2,297,995	17,550	3.06	2,202,255	14,717	2.65
Interest-earning deposits	335,771	4,509	5.33	173,785	2,095	4.84	765,258	4,190	2.17
Total interest-earning assets	13,160,587	202,967	6.12	12,756,653	189,959	5.97	12,198,251	137,549	4.47

Noninterest-earning assets	908,273			915,332			959,870

Total assets	$14,068,860			$13,671,985			$13,158,121

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing demand accounts	$2,672,084	$13,701	2.03%	$2,509,805	$10,120	1.62%	$2,200,619	$1,707	0.31%
Money market accounts	3,079,221	26,427	3.40	2,920,079	20,499	2.82	2,791,822	6,067	0.86
Savings accounts	646,187	250	0.15	686,973	227	0.13	828,747	69	0.03
Certificates of deposit	1,519,119	14,976	3.91	1,219,500	10,526	3.46	554,987	844	0.60
Total interest-bearing deposits	7,916,611	55,354	2.77	7,336,357	41,372	2.26	6,376,175	8,687	0.54
Subordinated debentures and notes	155,769	2,466	6.28	155,632	2,431	6.27	155,225	2,313	5.91
FHLB advances	10,326	141	5.42	98,912	1,279	5.19	25,543	103	1.60
Securities sold under agreements to repurchase	146,893	969	2.61	162,606	704	1.74	198,027	123	0.25
Other borrowings	50,571	337	2.66	133,770	1,419	4.25	19,984	179	3.55
Total interest-bearing liabilities	8,280,170	59,267	2.84	7,887,277	47,205	2.40	6,774,954	11,405	0.67

Noninterest-bearing liabilities:
Demand deposits	4,005,923			4,051,456			4,778,720
Other liabilities	134,162			111,915			109,943
Total liabilities	12,420,255			12,050,648			11,663,617
Shareholders' equity	1,648,605			1,621,337			1,494,504
Total liabilities and shareholders' equity	$14,068,860			$13,671,985			$13,158,121

Total net interest income		$143,700			$142,754			$126,144
Net interest margin			4.33%			4.49%			4.10%

[1] Average balances include nonaccrual loans. Interest income includes loan fees of $3.3 million, $3.7 million, and $3.6 million for the three months ended September 30, 2023, June 30, 2023, and September 30, 2022, respectively.

[2] Non-taxable income is presented on a fully tax-equivalent basis using a 25.2% tax rate. The tax-equivalent adjustments were $2.1 million, $2.1 million, and $1.9 million for the three months ended September 30, 2023, June 30, 2023, and September 30, 2022, respectively.

Net interest income for the third quarter 2023 was $141.6 million, an increase of $0.9 million, compared to the linked quarter and an increase of $17.3 million from the prior year quarter. Net interest income on a tax equivalent basis was $143.7 million, $142.8 million and $126.1 million for the current, linked and prior year quarters, respectively. The increase from the linked and prior year quarters reflects the benefit of higher market interest rates on the Company’s asset sensitive balance sheet combined with organic growth.

Interest income increased $13.0 million during the third quarter 2023 primarily due to an increase of $10.1 million in loan interest income and a $2.4 million increase in interest on cash accounts. Loan interest income has increased from continued loan growth and higher loan yields. Interest on loans benefited from a 16 basis point increase in yield and a $237.1 million increase in average loan balances, compared to the linked quarter. The average interest rate of new loan originations in the third quarter 2023 was 7.89%. Interest on cash accounts increased due to a 49 basis point increase in yield and a $162.0 million increase in average balances.

Interest expense increased $12.1 million in the third quarter 2023 primarily due to a $14.0 million increase in deposit interest expense. This increase was partially offset by a $1.1 million decrease in interest expense on other borrowings. The increase in deposit interest expense reflects a shift in the deposit mix from demand deposits to interest-bearing deposits, particularly money market accounts and certificates of deposit, as well as higher rates paid on deposits. The average cost of interest-bearing deposits was 2.77%, an increase of 51 basis points compared to the linked quarter. The increase in cost was primarily due to higher interest rates paid on commercial balances. The total cost of deposits, including noninterest-bearing demand accounts, was 1.84% during the third quarter 2023, compared to 1.46% in the linked quarter. The decrease in interest expense on other borrowings was primarily due to a decline in average borrowings that were reduced due to the increase in liquidity from the growth in core deposits.

NIM, on a tax equivalent basis, was 4.33% in the third quarter 2023, a decrease of 16 basis points from the linked quarter and an increase of 23 basis points from the prior year quarter. For the month of September 2023, the loan portfolio yield was 6.89% and the cost of total deposits was 2.0%.

Investments

	Quarter ended
	September 30, 2023		June 30, 2023		September 30, 2022
($ in thousands)	Carrying Value	Net Unrealized Loss	Carrying Value	Net Unrealized Loss	Carrying Value	Net Unrealized Loss
Available-for-sale (AFS)	$1,487,104	$(235,013)	$1,550,375	$(179,857)	$1,466,912	$(225,675)
Held-to-maturity (HTM)	730,655	(108,780)	723,959	(71,673)	646,393	(109,294)
Total	$2,217,759	$(343,793)	$2,274,334	$(251,530)	$2,113,305	$(334,969)

Investment securities totaled $2.2 billion at September 30, 2023, a decrease of $56.6 million from the linked quarter. The decrease was primarily due to a $55.2 million decline in the fair value of available-for-sale securities due to a decline in longer-term rates in the quarter. Investment purchases in the third quarter 2023 had a weighted average, tax equivalent yield of 5.60%.

The average duration of the investment portfolio was 5.6 years at September 30, 2023. The Company utilizes the investment portfolio to lengthen the overall duration of the balance sheet. The expected cash flow from pay downs, maturities and interest over the next 12 months is approximately $270 million. The tangible common equity to tangible assets ratio adjusted for unrealized losses on held-to-maturity securities4 was 7.91% at September 30, 2023, compared to 8.25% at June 30, 2023.

4 The tangible common equity to tangible assets ratio adjusted for unrealized losses on held-to-maturity securities is a non-GAAP measure. Refer to discussion and reconciliation of this measure in the accompanying financial tables.

Loans
The following table presents total loans for the most recent five quarters:

	Quarter ended
($ in thousands)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
C&I	$2,020,303	$2,029,370	$2,005,539	$1,904,654	$1,780,677
CRE investor owned	2,260,220	2,290,701	2,239,932	2,176,424	2,106,458
CRE owner occupied	1,255,885	1,208,675	1,173,985	1,174,094	1,133,467
SBA loans*	1,309,497	1,327,667	1,315,732	1,312,378	1,269,065
Sponsor finance*	888,000	879,491	677,529	635,061	650,102
Life insurance premium financing*	928,486	912,274	859,910	817,115	779,606
Tax credits*	683,580	609,137	547,513	559,605	507,681
SBA PPP loans	4,940	5,173	5,438	7,272	13,165
Residential real estate	364,618	354,588	348,726	379,924	381,634
Construction and land development	639,555	599,375	590,509	534,753	513,452
Other	261,736	296,172	247,105	235,858	219,680
Total loans	$10,616,820	$10,512,623	$10,011,918	$9,737,138	$9,354,987

Total loan yield	6.80%	6.64%	6.33%	5.87%	5.10%
Variable interest rate loans to total loans	61%	62%	63%	63%	63%

*Specialty loan category

Loans totaled $10.6 billion at September 30, 2023, increasing $104.2 million, compared to the linked quarter. The increase was primarily in tax credit and owner-occupied CRE loans. Loan sales of $33.3 million mitigated growth in the SBA category during the current quarter. Total loan growth in the third quarter was moderated by net line paydowns of $212.8 million. Average line utilization was approximately 41% for the third quarter 2023, compared to 45% and 43% for the linked and prior year quarters, respectively.

Asset Quality
The following table presents the categories of nonperforming assets and related ratios for the most recent five quarters:

	Quarter ended
($ in thousands)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Nonperforming loans*	$48,932	$16,112	$11,972	$9,981	$18,184
Other	6,933	—	250	269	269
Nonperforming assets*	$55,865	$16,112	$12,222	$10,250	$18,453

Nonperforming loans to total loans	0.46%	0.15%	0.12%	0.10%	0.19%
Nonperforming assets to total assets	0.40%	0.12%	0.09%	0.08%	0.14%
Allowance for credit losses to total loans	1.34%	1.34%	1.38%	1.41%	1.50%
Net charge-offs (recoveries)	$6,856	$2,973	$(264)	$2,075	$478

*Guaranteed balances excluded	$5,974	$6,666	$6,835	$6,708	$6,532

Nonperforming assets increased $39.8 million during the third quarter 2023 and increased $37.4 million from the prior year quarter. Nonperforming loans increased $32.8 million and $30.7 million from the linked and prior year quarters, respectively. OREO and repossessed assets increased $6.9 million and $6.7 million from the linked and prior year quarters, respectively. The increase in nonperforming loans in the third quarter 2023 was primarily due to three relationships in the C&I and CRE categories of $1.8 million and $31.0 million, respectively. The increase in OREO and repossessed assets in the third quarter 2023 represented one relationship that had a related charge-off of

$4.7 million in the current period. Annualized net charge-offs totaled 26 basis points of average loans in the third quarter 2023, compared to 12 basis points and two basis points in the linked and prior year quarters, respectively.

The provision for credit losses totaled $8.0 million in the third quarter 2023, compared to $6.3 million and $0.7 million in the linked and prior year quarters, respectively. The provision for credit losses in the third quarter 2023 was primarily related to net charge-offs, an increase in nonperforming loans, and loan growth, partially offset by an improvement in forecasted economic factors. The allowance for credit losses to total loans was 1.34% at both September 30, and June 30, 2023 compared to 1.50% in the prior year quarter.

Deposits
The following table presents deposits broken out by type for the most recent five quarters:

	Quarter ended
($ in thousands)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Noninterest-bearing demand accounts	$3,852,486	$3,880,561	$4,192,523	$4,642,732	$4,642,539
Interest-bearing demand accounts	2,749,598	2,629,339	2,395,901	2,256,295	2,270,898
Money market and savings accounts	3,837,145	3,577,856	3,672,539	3,399,415	3,617,249
Brokered certificates of deposit	695,551	893,808	369,505	118,968	129,039
Other certificates of deposit	775,127	638,296	524,168	411,740	397,869
Total deposit portfolio	$11,909,907	$11,619,860	$11,154,636	$10,829,150	$11,057,594

Noninterest-bearing deposits to total deposits	32.3%	33.4%	37.6%	42.9%	42.0%
Total costs of deposits	1.84%	1.46%	0.92%	0.53%	0.31%

Total deposits at September 30, 2023 were $11.9 billion, an increase of $290.0 million and $852.3 million from the linked and prior year quarters, respectively. Excluding brokered certificates of deposits, deposits increased $488.0 million and $285.8 million, from the linked and prior year quarters, respectively. The mix of the deposit portfolio continued the shift from noninterest bearing demand deposits to higher cost categories that began in the first quarter 2023. Competitive pricing pressures and the Federal Reserve’s monetary policy actions have continued to pressure industry-wide deposit flows. Reciprocal deposits, which are placed through third party programs to provide FDIC insurance on larger deposit relationships, totaled $1.1 billion at September 30, 2023, compared to $926.6 million at June 30, 2023.

Total estimated insured deposits, which includes collateralized deposits, reciprocal accounts and accounts that qualify for pass-through insurance, totaled $8.5 billion, or 71% of total deposits, at the end of September 30, 2023, compared to $8.3 billion, or 72% of total deposits, in the linked quarter.

Noninterest Income
The following table presents a comparative summary of the major components of noninterest income for the periods indicated:

	Linked quarter comparison				Prior year comparison
	Quarter ended				Quarter ended
($ in thousands)	September 30, 2023	June 30, 2023	Increase (decrease)		September 30, 2022	Increase (decrease)
Deposit service charges	4,187	3,910	$277	7%	4,951	$(764)	(15)%
Wealth management revenue	2,614	2,472	142	6%	2,432	182	7%
Card services revenue	2,560	2,464	96	4%	2,652	(92)	(3)%
Tax credit income (loss)	(2,673)	368	(3,041)	(826)%	(3,625)	952	26%
Other income	5,397	5,076	321	6%	3,044	2,353	77%
Total noninterest income	$12,085	$14,290	$(2,205)	(15)%	$9,454	$2,631	28%

Total noninterest income was $12.1 million for the third quarter 2023, a decrease of $2.2 million from the linked quarter and an increase of $2.6 million from the prior year quarter. The decrease from the linked quarter was primarily due to a decrease in tax credit income. Tax credit income is typically highest in the fourth quarter of each year and will vary in other periods based on transaction volumes and fair value changes on credits carried at fair value. The discount rate used in the fair value determination is the 10-year SOFR swap rate, which increased 70 basis points in the third quarter. The increase from the prior year quarter was primarily due to Other income, as further discussed below.

The following table presents a comparative summary of the major components of other income for the periods indicated:

	Linked quarter comparison				Prior year comparison
	Quarter ended				Quarter ended
($ in thousands)	September 30, 2023	June 30, 2023	Increase (decrease)		September 30, 2022	Increase (decrease)
BOLI	$822	$797	$25	3%	$769	$53	7%
Community development investments	338	2,077	(1,739)	(84)%	170	168	99%
Private equity fund distribution	181	371	(190)	(51)%	64	117	183%
Servicing fees	701	407	294	72%	655	46	7%
Swap fees	54	173	(119)	(69)%	166	(112)	(67)%
Gain on SBA loan sales	1,514	—	1,514	NM	—	1,514	NM
Miscellaneous income	1,787	1,251	536	43%	1,220	567	46%
Total other income	$5,397	$5,076	$321	6%	$3,044	$2,353	77%

NM - Not meaningful

Community development and private equity distributions included in other income are not consistent sources of income and fluctuate based on distributions from the underlying funds. Servicing fee income may also fluctuate based on prepayment experience and changes to the discount rate used in the valuation of the servicing rights. Swap fee income is generated from customer hedging activities and varies based on customer transaction volume. The decrease in community development income of $1.7 million compared to the linked quarter was partially offset by a $1.5 million gain on the sale of SBA loans in the third quarter 2023. The $2.4 million increase in Other income from the prior year quarter was primarily due to the gain on sale of SBA loans.

Noninterest Expense
The following table presents a comparative summary of the major components of noninterest expense for the periods indicated:

	Linked quarter comparison				Prior year comparison
	Quarter ended				Quarter ended
($ in thousands)	September 30, 2023	June 30, 2023	Increase (decrease)		September 30, 2022	Increase (decrease)
Employee compensation and benefits	$40,771	$41,641	$(870)	(2)%	$36,999	$3,772	10%
Occupancy	4,198	3,954	244	6%	4,497	(299)	(7)%
Deposit costs	20,987	16,980	4,007	24%	7,661	13,326	174%
Other expense	22,688	23,381	(693)	(3)%	19,686	3,002	15%
Total noninterest expense	$88,644	$85,956	$2,688	3%	$68,843	$19,801	29%

Employee compensation and benefits decreased $0.9 million from the linked quarter due to a decrease in benefit costs, primarily due to lower claims on self-insured medical policies. Deposit costs relate to certain specialized deposit businesses that are impacted by higher interest rates as well as increasing average balances. Deposit costs increased $4.0 million from the linked quarter primarily due to higher average balances and an increase in expenses related to the earnings credit earned on these accounts.

The increase in noninterest expense of $19.8 million from the prior year quarter was primarily an increase in the associate base, merit increases throughout 2022 and 2023, and an increase in variable deposit costs.

For the third quarter 2023, the Company’s core efficiency ratio5 was 56.2%, compared to 54.0% for the linked quarter and 49.8% for the prior year quarter.

Income Taxes
The Company’s effective tax rate was 22% for each of the current, linked and prior year quarters.

Capital
The following table presents total equity and various EFSC capital ratios for the most recent five quarters:

	Quarter ended
($ in thousands)	September 30, 2023*	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Shareholders’ equity	$1,611,880	$1,618,233	$1,592,820	$1,522,263	$1,446,218
Total risk-based capital to risk-weighted assets	14.1%	14.1%	14.3%	14.2%	14.2%
Tier 1 capital to risk weighted assets	12.6%	12.5%	12.6%	12.6%	12.6%
Common equity tier 1 capital to risk-weighted assets	11.2%	11.1%	11.2%	11.1%	11.0%
Leverage ratio	10.9%	11.0%	11.1%	10.9%	10.4%
Tangible common equity to tangible assets	8.51%	8.65%	8.81%	8.43%	7.86%

*Capital ratios for the current quarter are preliminary and subject to, among other things, completion and filing of the Company’s regulatory reports and ongoing regulatory review.

Total equity was $1.6 billion at September 30, 2023, a decrease of $6.4 million from the linked quarter. The decrease was primarily due to a $44.4 million decrease in accumulated other comprehensive income, primarily due to a net fair value decrease in the Company’s fixed-rate, available-for-sale investment portfolio, and common and preferred stock dividends of $10.3 million. The decrease was partially offset by current period net income of $44.7 million. The Company’s tangible common book value per share was $31.06 at September 30, 2023, compared to $31.23 and $26.62 in the linked and prior year quarters, respectively.

The Company’s regulatory capital ratios continue to exceed the “well-capitalized” regulatory benchmark. Capital ratios for the current quarter are subject to, among other things, completion and filing of the Company’s regulatory reports and ongoing regulatory review.

Use of Non-GAAP Financial Measures
The Company’s accounting and reporting policies conform to generally accepted accounting principles in the United States (“GAAP”) and the prevailing practices in the banking industry. However, the Company provides other financial measures, such as tangible common equity, PPNR, ROATCE, PPNR return on average assets (“PPNR ROAA”), core efficiency ratio, the tangible common equity ratio, and tangible book value per common share, in this release that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position, or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

5 Core efficiency ratio is a non-GAAP measure. Refer to discussion and reconciliation of this measure in the accompanying financial tables.

The Company considers its tangible common equity, PPNR, ROATCE, PPNR ROAA, core efficiency ratio, the tangible common equity ratio, and tangible book value per common share, collectively “core performance measures,” presented in this earnings release and the included tables as important measures of financial performance, even though they are non-GAAP measures, as they provide supplemental information by which to evaluate the impact of certain non-comparable items, and the Company’s operating performance on an ongoing basis. Core performance measures exclude certain other income and expense items, such as merger-related expenses, facilities charges, and the gain or loss on sale of investment securities, that the Company believes to be not indicative of or useful to measure the Company’s operating performance on an ongoing basis. The attached tables contain a reconciliation of these core performance measures to the GAAP measures. The Company believes that the tangible common equity ratio provides useful information to investors about the Company’s capital strength even though it is considered to be a non-GAAP financial measure and is not part of the regulatory capital requirements to which the Company is subject.

The Company believes these non-GAAP measures and ratios, when taken together with the corresponding GAAP measures and ratios, provide meaningful supplemental information regarding the Company’s performance and capital strength. The Company’s management uses, and believes that investors benefit from referring to, these non-GAAP measures and ratios in assessing the Company’s operating results and related trends and when forecasting future periods. However, these non-GAAP measures and ratios should be considered in addition to, and not as a substitute for or preferable to, ratios prepared in accordance with GAAP. In the attached tables, the Company has provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios, or a reconciliation of the non-GAAP calculation of the financial measures for the periods indicated.

Conference Call and Webcast Information
The Company will host a conference call and webcast at 10:00 a.m. Central Time on Tuesday, October 24, 2023. During the call, management will review the third quarter 2023 results and related matters. This press release as well as a related slide presentation will be accessible on the Company’s website at www.enterprisebank.com under “Investor Relations” prior to the scheduled broadcast of the conference call. The call can be accessed via this same website page, or via telephone at 1-888-330-2413 (Conference ID 70045, press # to reach an operator). We encourage participants to pre-register for the conference call using the following link:
https://bit.ly/EFSC3Q2023EarningsCallRegistration. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. A recorded replay of the conference call will be available on the website after the call’s completion. The replay will be available for at least two weeks following the conference call.

About Enterprise Financial Services Corp
Enterprise Financial Services Corp (Nasdaq: EFSC), with approximately $14.0 billion in assets, is a financial holding company headquartered in Clayton, Missouri. Enterprise Bank & Trust, a Missouri state-chartered trust company with banking powers and a wholly-owned subsidiary of EFSC, operates branch offices in Arizona, California, Florida, Kansas, Missouri, Nevada, and New Mexico, and SBA loan and deposit production offices throughout the country. Enterprise Bank & Trust offers a range of business and personal banking services and wealth management services. Enterprise Trust, a division of Enterprise Bank & Trust, provides financial planning, estate planning, investment management and trust services to businesses, individuals, institutions, retirement plans and non-profit organizations. Additional information is available at www.enterprisebank.com.

Enterprise Financial Services Corp’s common stock is traded on the Nasdaq Stock Market under the symbol “EFSC.” Please visit our website at www.enterprisebank.com to see our regularly posted material information.

Forward-looking Statements
Readers should note that, in addition to the historical information contained herein, this press release contains “forward-looking statements” within the meaning of, and intended to be covered by, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, liquidity, yields and returns, loan diversification and credit management, shareholder value creation and the impact of acquisitions.

Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “pro forma” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in the forward-looking statements and future results could differ materially from historical performance. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation: the Company’s ability to efficiently integrate acquisitions into its operations, retain the customers of these businesses and grow the acquired operations, as well as credit risk, changes in the appraised valuation of real estate securing impaired loans, outcomes of litigation and other contingencies, exposure to general and local economic and market conditions, high unemployment rates, higher inflation and its impacts (including U.S. federal government measures to address higher inflation), U.S. fiscal debt, budget and tax matters, and any slowdown in global economic growth, risks associated with rapid increases or decreases in prevailing interest rates, our ability to attract and retain deposits and access to other sources of liquidity, consolidation in the banking industry, competition from banks and other financial institutions, the Company’s ability to attract and retain relationship officers and other key personnel, burdens imposed by federal and state regulation, changes in legislative or regulatory requirements, as well as current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including rules and regulations relating to bank products and financial services, changes in accounting policies and practices or accounting standards, changes in the method of determining LIBOR and the phase out of LIBOR, natural disasters, terrorist activities, war and geopolitical matters (including the war in Israel and potential for a broader regional conflict and the war in Ukraine and the imposition of additional sanctions and export controls in connection therewith), or pandemics, including the COVID-19 pandemic, and their effects on economic and business environments in which we operate, including the related disruption to the financial market and other economic activity, and those factors and risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and the Company’s other filings with the SEC. The Company cautions that the preceding list is not exhaustive of all possible risk factors and other factors could also adversely affect the Company’s results.

For any forward-looking statements made in this press release or in any documents, EFSC claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Readers are cautioned not to place undue reliance on any forward-looking statements. Except to the extent required by applicable law or regulation, EFSC disclaims any obligation to revise or publicly release any revision or update to any of the forward-looking statements included herein to reflect events or circumstances that occur after the date on which such statements were made.

For more information contact
Investor Relations: Keene Turner, Senior Executive Vice President and CFO (314) 512-7233
Media: Steve Richardson, Senior Vice President (314) 995-5695

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited)

	Quarter ended					Nine months ended
(in thousands, except per share data)	Sep 30, 2023	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022
EARNINGS SUMMARY
Net interest income	$141,639	$140,692	$139,529	$138,835	$124,290	$421,860	$335,068
Provision (benefit) for credit losses	8,030	6,339	4,183	2,123	676	18,552	(2,734)
Noninterest income	12,085	14,290	16,898	16,873	9,454	43,273	42,289
Noninterest expense	88,644	85,956	80,983	77,149	68,843	255,583	197,067
Income before income tax expense	57,050	62,687	71,261	76,436	64,225	190,998	183,024
Income tax expense	12,385	13,560	15,523	16,435	14,025	41,468	39,982
Net income	44,665	49,127	55,738	60,001	50,200	149,530	143,042
Preferred stock dividends	938	937	938	937	937	2,813	3,104
Net income available to common shareholders	$43,727	$48,190	$54,800	$59,064	$49,263	$146,717	$139,938

Diluted earnings per common share	$1.17	$1.29	$1.46	$1.58	$1.32	$3.91	$3.73
Return on average assets	1.26%	1.44%	1.72%	1.83%	1.51%	1.47%	1.42%
Return on average common equity	11.00%	12.48%	14.85%	16.52%	13.74%	12.73%	13.09%
ROATCE[1]	14.49%	16.53%	19.93%	22.62%	18.82%	16.90%	17.92%
Net interest margin (tax equivalent)	4.33%	4.49%	4.71%	4.66%	4.10%	4.50%	3.64%
Efficiency ratio	57.66%	55.46%	51.77%	49.55%	51.47%	54.95%	52.22%
Core efficiency ratio[1]	56.18%	54.04%	50.47%	48.10%	49.80%	53.55%	50.46%

Assets	$14,025,042	$13,871,154	$13,325,982	$13,054,172	$12,994,787
Average assets	$14,068,860	$13,671,985	$13,131,195	$12,986,568	$13,158,121	$13,627,448	$13,431,863
Period end common shares outstanding	37,385	37,359	37,311	37,253	37,223
Dividends per common share	$0.25	$0.25	$0.25	$0.24	$0.23	$0.75	$0.66
Tangible book value per common share	$31.06	$31.23	$30.55	$28.67	$26.62
Tangible common equity to tangible assets[1]	8.51%	8.65%	8.81%	8.43%	7.86%
Total risk-based capital to risk-weighted assets[2]	14.1%	14.1%	14.3%	14.2%	14.2%

[1]Refer to Reconciliations of Non-GAAP Financial Measures table for a reconciliation of these measures to GAAP.
[2]Capital ratios for the current quarter are preliminary and subject to, among other things, completion and filing of the Company’s regulatory reports and ongoing regulatory review.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	Quarter ended					Nine months ended
($ in thousands, except per share data)	Sep 30, 2023	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022
INCOME STATEMENTS
NET INTEREST INCOME
Interest income	$200,906	$187,897	$169,033	$156,737	$135,695	$557,836	$358,345
Interest expense	59,267	47,205	29,504	17,902	11,405	135,976	23,277
Net interest income	141,639	140,692	139,529	138,835	124,290	421,860	335,068
Provision (benefit) for credit losses	8,030	6,339	4,183	2,123	676	18,552	(2,734)
Net interest income after provision (benefit) for credit losses	133,609	134,353	135,346	136,712	123,614	403,308	337,802

NONINTEREST INCOME
Deposit service charges	4,187	3,910	4,128	4,463	4,951	12,225	13,863
Wealth management revenue	2,614	2,472	2,516	2,423	2,432	7,602	7,587
Card services revenue	2,560	2,464	2,338	2,345	2,652	7,362	9,206
Tax credit income (loss)	(2,673)	368	1,813	2,389	(3,625)	(492)	169
Other income	5,397	5,076	6,103	5,253	3,044	16,576	11,464
Total noninterest income	12,085	14,290	16,898	16,873	9,454	43,273	42,289

NONINTEREST EXPENSE
Employee compensation and benefits	40,771	41,641	42,503	38,175	36,999	124,915	108,854
Occupancy	4,198	3,954	4,061	4,248	4,497	12,213	13,392
Deposit costs	20,987	16,980	12,720	13,256	7,661	50,688	17,826
Other expense	22,688	23,381	21,699	21,470	19,686	67,767	56,995
Total noninterest expense	88,644	85,956	80,983	77,149	68,843	255,583	197,067

Income before income tax expense	57,050	62,687	71,261	76,436	64,225	190,998	183,024
Income tax expense	12,385	13,560	15,523	16,435	14,025	41,468	39,982
Net income	$44,665	$49,127	$55,738	$60,001	$50,200	$149,530	$143,042
Preferred stock dividends	938	937	938	937	937	2,813	3,104
Net income available to common shareholders	$43,727	$48,190	$54,800	$59,064	$49,263	$146,717	$139,938

Basic earnings per common share	$1.17	$1.29	$1.47	$1.59	$1.32	$3.93	$3.74
Diluted earnings per common share	$1.17	$1.29	$1.46	$1.58	$1.32	$3.91	$3.73

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	Quarter ended
($ in thousands)	Sep 30, 2023	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022	Sep 30, 2022
BALANCE SHEET

ASSETS
Cash and due from banks	$190,806	$202,702	$210,813	$229,580	$264,078
Interest-earning deposits	184,245	125,328	81,241	69,808	489,825
Securities and other investments	2,279,578	2,340,821	2,338,746	2,309,512	2,171,942
Loans held for sale	212	551	261	1,228	785

Loans	10,616,820	10,512,623	10,011,918	9,737,138	9,354,987
Allowance for credit losses	(142,133)	(141,319)	(138,295)	(136,932)	(140,572)
Total loans, net	10,474,687	10,371,304	9,873,623	9,600,206	9,214,415

Fixed assets, net	41,268	41,988	42,340	42,985	43,882
Goodwill	365,164	365,164	365,164	365,164	365,164
Intangible assets, net	13,425	14,544	15,680	16,919	18,217
Other assets	475,657	408,752	398,114	418,770	426,479
Total assets	$14,025,042	$13,871,154	$13,325,982	$13,054,172	$12,994,787

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$3,852,486	$3,880,561	$4,192,523	$4,642,732	$4,642,539
Interest-bearing deposits	8,057,421	7,739,299	6,962,113	6,186,418	6,415,055
Total deposits	11,909,907	11,619,860	11,154,636	10,829,150	11,057,594
Subordinated debentures and notes	155,844	155,706	155,569	155,433	155,298
FHLB advances	—	150,000	100,000	100,000	—
Other borrowings	182,372	199,390	213,489	324,119	197,422
Other liabilities	165,039	127,965	109,468	123,207	138,255
Total liabilities	12,413,162	12,252,921	11,733,162	11,531,909	11,548,569
Shareholders’ equity:
Preferred stock	71,988	71,988	71,988	71,988	71,988
Common stock	374	374	373	373	372
Additional paid-in capital	992,044	988,355	984,281	982,660	979,543
Retained earnings	715,303	680,981	642,153	597,574	547,506
Accumulated other comprehensive loss	(167,829)	(123,465)	(105,975)	(130,332)	(153,191)
Total shareholders’ equity	1,611,880	1,618,233	1,592,820	1,522,263	1,446,218
Total liabilities and shareholders’ equity	$14,025,042	$13,871,154	$13,325,982	$13,054,172	$12,994,787

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	Nine months ended
	September 30, 2023			September 30, 2022
($ in thousands)	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
AVERAGE BALANCE SHEET

ASSETS
Interest-earning assets:
Loans[1,2]	$10,203,291	$503,458	6.60%	$9,116,072	$317,271	4.65%
Securities[2]	2,296,485	52,743	3.07	2,065,800	38,631	2.50
Interest-earning deposits	206,110	7,799	5.06	1,312,442	7,502	0.76
Total interest-earning assets	12,705,886	564,000	5.93	12,494,314	363,404	3.89

Noninterest-earning assets	921,562			937,549

Total assets	$13,627,448			$13,431,863

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Interest-bearing demand accounts	$2,462,988	$29,728	1.61%	$2,344,007	$2,902	0.17%
Money market accounts	2,942,970	62,397	2.83	2,810,278	9,797	0.47
Savings accounts	688,157	707	0.14	833,721	205	0.03
Certificates of deposit	1,139,489	28,555	3.35	584,213	2,492	0.57
Total interest-bearing deposits	7,233,604	121,387	2.24	6,572,219	15,396	0.31
Subordinated debentures and notes	155,633	7,306	6.28	155,093	6,790	5.85
FHLB advances	73,020	2,752	5.04	41,758	495	1.58
Securities sold under agreements to repurchase	174,783	2,422	1.85	220,703	224	0.14
Other borrowings	79,396	2,109	3.55	21,402	372	2.32
Total interest-bearing liabilities	7,716,436	135,976	2.36	7,011,175	23,277	0.44

Noninterest-bearing liabilities:
Demand deposits	4,178,038			4,819,718
Other liabilities	119,883			99,458
Total liabilities	12,014,357			11,930,351
Shareholders' equity	1,613,091			1,501,512
Total liabilities and shareholders' equity	$13,627,448			$13,431,863

Total net interest income		$428,024			$340,127
Net interest margin			4.50%			3.64%

[1] Average balances include nonaccrual loans. Interest income includes loan fees of $10.7 million and $13.0 million for the nine months ended September 30, 2023 and September 30, 2022, respectively.
[2] Non-taxable income is presented on a fully tax-equivalent basis using a 25.2% tax rate. The tax-equivalent adjustments were $6.2 million and $5.1 million for the nine months ended September 30, 2023 and 2022, respectively.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	Quarter ended
($ in thousands)	Sep 30, 2023	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022	Sep 30, 2022
LOAN PORTFOLIO
Commercial and industrial	$4,448,535	$4,360,862	$4,032,189	$3,859,882	$3,709,893
Commercial real estate	4,794,355	4,802,293	4,699,302	4,628,371	4,438,647
Construction real estate	723,796	671,573	663,264	611,565	583,649
Residential real estate	376,120	368,867	364,059	395,537	397,450
Other	274,014	309,028	253,104	241,783	225,348
Total loans	$10,616,820	$10,512,623	$10,011,918	$9,737,138	$9,354,987

DEPOSIT PORTFOLIO
Noninterest-bearing demand accounts	$3,852,486	$3,880,561	$4,192,523	$4,642,732	$4,642,539
Interest-bearing demand accounts	2,749,598	2,629,339	2,395,901	2,256,295	2,270,898
Money market and savings accounts	3,837,145	3,577,856	3,672,539	3,399,415	3,617,249
Brokered certificates of deposit	695,551	893,808	369,505	118,968	129,039
Other certificates of deposit	775,127	638,296	524,168	411,740	397,869
Total deposits	$11,909,907	$11,619,860	$11,154,636	$10,829,150	$11,057,594

AVERAGE BALANCES
Loans	$10,521,966	$10,284,873	$9,795,045	$9,423,984	$9,230,738
Securities	2,302,850	2,297,995	2,288,451	2,204,211	2,202,255
Interest-earning assets	13,160,587	12,756,653	12,189,750	11,995,295	12,198,251
Assets	14,068,860	13,671,985	13,131,195	12,986,568	13,158,121
Deposits	11,922,534	11,387,813	10,913,489	11,002,614	11,154,895
Shareholders’ equity	1,648,605	1,621,337	1,568,451	1,490,592	1,494,504
Tangible common equity[1]	1,197,486	1,169,091	1,115,052	1,035,896	1,038,495

YIELDS (tax equivalent)
Loans	6.80%	6.64%	6.33%	5.87%	5.10%
Securities	3.11	3.06	3.03	2.91	2.65
Interest-earning assets	6.12	5.97	5.69	5.25	4.47
Interest-bearing deposits	2.77	2.26	1.56	0.94	0.54
Deposits	1.84	1.46	0.92	0.53	0.31
Subordinated debentures and notes	6.28	6.27	6.28	6.07	5.91
FHLB advances and other borrowed funds	2.76	3.45	2.60	1.39	0.66
Interest-bearing liabilities	2.84	2.40	1.72	1.07	0.67
Net interest margin	4.33	4.49	4.71	4.66	4.10
1Refer to Reconciliations of Non-GAAP Financial Measures table for a reconciliation of these measures to GAAP.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	Quarter ended
(in thousands, except per share data)	Sep 30, 2023	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022	Sep 30, 2022
ASSET QUALITY
Net charge-offs (recoveries)	$6,856	$2,973	$(264)	$2,075	$478
Nonperforming loans	48,932	16,112	11,972	9,981	18,184
Classified assets	184,393	108,065	110,384	99,122	98,078
Nonperforming loans to total loans	0.46%	0.15%	0.12%	0.10%	0.19%
Nonperforming assets to total assets	0.40%	0.12%	0.09%	0.08%	0.14%
Allowance for credit losses to total loans	1.34%	1.34%	1.38%	1.41%	1.50%
Allowance for credit losses to nonperforming loans	290.5%	877.1%	1,155.2%	1,371.9%	773.1%
Net charge-offs (recoveries) to average loans -annualized	0.26%	0.12%	(0.01)%	0.09%	0.02%

WEALTH MANAGEMENT
Trust assets under management	$2,129,408	$1,992,563	$1,956,146	$1,885,394	$1,691,230

MARKET DATA
Book value per common share	$41.19	$41.39	$40.76	$38.93	$36.92
Tangible book value per common share[1]	$31.06	$31.23	$30.55	$28.67	$26.62
Market value per share	$37.50	$39.10	$44.59	$48.96	$44.04
Period end common shares outstanding	37,385	37,359	37,311	37,253	37,223
Average basic common shares	37,405	37,347	37,305	37,257	37,241
Average diluted common shares	37,520	37,495	37,487	37,415	37,347

CAPITAL
Total risk-based capital to risk-weighted assets[2]	14.1%	14.1%	14.3%	14.2%	14.2%
Tier 1 capital to risk-weighted assets[2]	12.6%	12.5%	12.6%	12.6%	12.6%
Common equity tier 1 capital to risk-weighted assets[2]	11.2%	11.1%	11.2%	11.1%	11.0%
Tangible common equity to tangible assets[1]	8.51%	8.65%	8.81%	8.43%	7.86%

[1]Refer to Reconciliations of Non-GAAP Financial Measures table for a reconciliation of these measures to GAAP.
[2]Capital ratios for the current quarter are preliminary and subject to, among other things, completion and filing of the Company’s regulatory reports and ongoing regulatory review.

ENTERPRISE FINANCIAL SERVICES CORP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Quarter ended					Nine months ended
($ in thousands)	Sep 30, 2023	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022
CORE EFFICIENCY RATIO
Net interest income (GAAP)	$141,639	$140,692	$139,529	$138,835	$124,290	$421,860	$335,068
Tax-equivalent adjustment	2,061	2,062	2,041	1,983	1,854	6,164	5,059
Noninterest income (GAAP)	12,085	14,290	16,898	16,873	9,454	43,273	42,289
Less gain on sale of investment securities	—	—	381	—	—	381	—
Less gain (loss) on sale of other real estate owned	—	97	90	—	(22)	187	(93)
Core revenue (non-GAAP)	155,785	156,947	157,997	157,691	135,620	470,729	382,509

Noninterest expense (GAAP)	88,644	85,956	80,983	77,149	68,843	255,583	197,067
Less amortization on intangibles	1,118	1,136	1,239	1,299	1,310	3,493	4,068
Core noninterest expense (non-GAAP)	87,526	84,820	79,744	75,850	67,533	252,090	192,999

Core efficiency ratio (non-GAAP)	56.18%	54.04%	50.47%	48.10%	49.80%	53.55%	50.46%

	Quarter ended
($ in thousands)	Sep 30, 2023	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022	Sep 30, 2022
TANGIBLE COMMON EQUITY, TANGIBLE BOOK VALUE PER SHARE AND TANGIBLE COMMON EQUITY RATIO
Shareholders’ equity	$1,611,880	$1,618,233	$1,592,820	$1,522,263	$1,446,218
Less preferred stock	71,988	71,988	71,988	71,988	71,988
Less goodwill	365,164	365,164	365,164	365,164	365,164
Less intangible assets	13,425	14,544	15,680	16,919	18,217
Tangible common equity	$1,161,303	$1,166,537	$1,139,988	$1,068,192	$990,849
Less net unrealized losses on HTM portfolio, after tax of 25.2%	81,367	53,611	48,630	61,435	81,752
Tangible common equity adjusted for unrealized losses on HTM securities	$1,079,936	$1,112,926	$1,091,358	$1,006,757	$909,097

Common shares outstanding	37,385	37,359	37,311	37,253	37,223
Tangible book value per share	$31.06	$31.23	$30.55	$28.67	$26.62

Total assets	$14,025,042	$13,871,154	$13,325,982	$13,054,172	$12,994,787
Less goodwill	365,164	365,164	365,164	365,164	365,164
Less intangible assets	13,425	14,544	15,680	16,919	18,217
Tangible assets	$13,646,453	$13,491,446	$12,945,138	$12,672,089	$12,611,406

Tangible common equity to tangible assets	8.51%	8.65%	8.81%	8.43%	7.86%
Tangible common equity to tangible assets adjusted for unrealized losses on HTM securities	7.91%	8.25%	8.43%	7.94%	7.21%

	Quarter Ended					Nine months ended
($ in thousands)	Sep 30, 2023	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022
RETURN ON AVERAGE TANGIBLE COMMON EQUITY (ROATCE)
Average shareholder’s equity	$1,648,605	$1,621,337	$1,568,451	$1,490,592	$1,494,504	$1,613,091	$1,501,512
Less average preferred stock	71,988	71,988	71,988	71,988	71,988	71,988	71,988
Less average goodwill	365,164	365,164	365,164	365,164	365,164	365,164	365,164
Less average intangible assets	13,967	15,094	16,247	17,544	18,857	15,094	20,181
Average tangible common equity	$1,197,486	$1,169,091	$1,115,052	$1,035,896	$1,038,495	$1,160,845	$1,044,179

Net income available to common shareholders (GAAP)	$43,727	$48,190	$54,800	$59,064	$49,263	$146,717	$139,938
ROATCE	14.49%	16.53%	19.93%	22.62%	18.82%	16.90%	17.92%

	Quarter ended					Nine months ended
($ in thousands)	Sep 30, 2023	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022
CALCULATION OF PRE-PROVISION NET REVENUE (PPNR)
Net interest income	$141,639	$140,692	$139,529	$138,835	$124,290	$421,860	$335,068
Noninterest income	12,085	14,290	16,898	16,873	9,454	43,273	42,289
Less gain on sale of investment securities	—	—	381	—	—	381	—
Less gain (loss) on sale of other real estate owned	—	97	90	—	(22)	187	(93)
Less noninterest expense	88,644	85,956	80,983	77,149	68,843	255,583	197,067
PPNR	$65,080	$68,929	$74,973	$78,559	$64,923	$208,982	$180,383

Average assets	$14,068,860	$13,671,985	$13,131,195	$12,986,568	$13,158,121	$13,627,448	$13,431,863
ROAA - GAAP	1.26%	1.44%	1.72%	1.83%	1.51%	1.47%	1.42%
PPNR ROAA	1.84%	2.02%	2.32%	2.40%	1.96%	2.05%	1.80%

	Quarter ended
($ in thousands)	Sep 30, 2023	Jun 30, 2023
CALCULATION OF ESTIMATED INSURED DEPOSITS
Estimated uninsured deposits per Call Report	$3,886,299	$3,821,266
Collateralized/affiliate deposits	(455,553)	(508,100)
Accrued interest on deposits	(6,231)	(5,052)
Adjusted uninsured/uncollateralized deposits	3,424,515	3,308,114
Estimated insured/collateralized deposits	8,485,392	8,311,746
Total deposits	$11,909,907	$11,619,860